Filed pursuant to Rule 433

Registration No. 333-224298

July 7, 2020

Final Term Sheet
USD 5,000,000,000 0.375% Global Notes due 2025

Terms:

Issuer:	KfW
Guarantor:	Federal Republic of Germany
Aggregate Principal Amount:	USD 5,000,000,000
Denomination:	USD 1,000
Maturity:	July 18, 2025
Redemption Amount:	100%
Interest Rate:	0.375% per annum, payable semi-annually in arrears
Date of Pricing:	July 7, 2020
Closing Date:	July 14, 2020
Interest Payment Dates:	January 18 and July 18 in each year
First Interest Payment Date:	January 18, 2021 (for interest accrued from, and including, July 14, 2020 to, but excluding, January 18, 2021)
Interest Payable on First Interest Payment Date:	USD 9,583,333.33 (for aggregate principal amount of USD 5,000,000,000)
Currency of Payments:	USD
Price to Public/Issue Price:	99.589%
Underwriting Commissions:	0.125%
Proceeds to Issuer:	99.464%
Format:	SEC-registered global notes
Listing:	Luxembourg Stock Exchange (regulated market)
Business Day:	New York
Business Day Convention:	Following, unadjusted
Day Count Fraction:	30/360
Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main
Gross-Up:	No gross-up if tax deduction or withholding is imposed
Cross-Default:	None
Clearing System:	DTC (deliverable through CBL and Euroclear)
ISIN:	US500769JF20
CUSIP:	500769 JF2

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Managers:	BofA Securities RBC Capital Markets TD Securities

Stabilization Manager:	The Toronto-Dominion Bank
Registrar:	The Bank of New York Mellon SA/NV, Luxembourg Branch
Paying Agent:	The Bank of New York Mellon
Additional Paying Agent:	The Bank of New York Mellon, Filiale Frankfurt am Main

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000104746918003755/a2235404z424b3.htm. KfW’s base prospectus relating to the notes is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000104746918003754/a2235558z424b3.htm. Alternatively, The Toronto-Dominion Bank will arrange to send you the prospectus, which you may request by calling toll-free: +1-855-495-9846.

Notice by BofA Securities Europe SA and The Toronto-Dominion Bank to Distributors regarding MiFID II Product Governance

BofA Securities Europe SA and The Toronto-Dominion Bank acting in their capacity as manufacturers of the notes in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by BofA Securities Europe SA and The Toronto-Dominion Bank in respect of the notes in accordance with the product governance rules under MiFID II has led BofA Securities Europe SA and The Toronto-Dominion Bank to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the target market assessment of BofA Securities Europe SA and The Toronto-Dominion Bank; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment of BofA Securities Europe SA and The Toronto-Dominion Bank), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.